                                                                    EXHIBIT 11.1

             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                    Three Months Ended
                                                         March 31,
                                                   -----------------------
                                                     1996         1997
                                                   ---------   -----------
Net loss..........................................  (569,000)     (712,000)
                                                   =========     =========
Shares:
    Weighted average number of shares
      outstanding................................. 3,243,391     3,243,391
    Dilutive effect of options to be
      issued(1)...................................   365,820       365,820
                                                   ---------   -----------
    Total shares used in computing pro
      forma net loss per share.................... 3,609,211     3,609,211
                                                   =========     =========
Net loss per share (primary
  & fully dilutive)...............................     (0.16)        (0.20)
                                                   =========     =========
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(1)  Reflects the shares of Common Stock issuable to employees related to exercisable options (at exercise prices substantially less than the offering price) that are outstanding under the Equity Appreciation Plan as of the pricing of the IPO, less shares assumed to be repurchased using the treasury stock method.